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                                                                    EXHIBIT 99.1

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NGAS RESOURCES, INC.
120 Prosperous Place, Suite 201, Lexington, KY 40509                     NEWS
                                                                         RELEASE
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Michael P. Windisch
Phone:     (859) 263-3948
Fax:       (859) 263-4228
E-mail:    ngas@ngas.com



                    NGAS ISSUES $6.1 MILLION CONVERTIBLE NOTE


LEXINGTON, KENTUCKY, October 4, 2004. NGAS Resources, Inc. (Nasdaq: NGAS) today announced the completion of a $6,100,000 institutional private placement of its 7% Convertible Note due October 4, 2009. The note is convertible into the Company's common stock at an initial conversion price of $6.00 per share.

"The funds from this private placement will support our growth strategy on several fronts," stated William S. Daugherty, President and CEO. "We recently acquired over 6.5 Bcfe of proved natural gas reserves on approximately 13,000 gross (11,050 net) acres of leases in Leslie and Bell Counties, Kentucky for a total of $7.6 million, or $1.15 per Mcfe, in two separate transactions. As previously reported , we also have a pending acquisition covering 23.2 Bcfe of proved gas reserves on 75,000 gross (61,875 net) acres of leases for $27 million, or $1.16 per Mcfe, in Bell, Harlan, and Leslie Counties, Kentucky, and Lee County, Virginia. We expect to use about half the proceeds from today's note financing to complete that acquisition within the next two weeks and the balance of the proceeds for ongoing pipeline construction and drilling initiatives in our core Appalachian Basin operating areas."

The note private placement was covered by a purchase agreement with BayStar Capital Fund II, LP, a private fund managed by BayStar Capital Management, LLC, headquartered in Larkspur, California. Under the purchase agreement, the investor also received a five-year warrant to purchase up to 440,000 common shares at an exercise price of $6.00 per share. The purchase agreement provides for the Company to register the shares issuable upon conversion of the note and exercise of the warrants for resale on behalf the investor.

The conversion price of the note is subject to anti-dilution adjustments for any recapitalization transaction and for any issuance of common stock or rights to acquire common stock for consideration less than the prevailing conversion price. The exercise price of the warrants is subject to similar adjustments. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments, under board-approved incentive plans or in a public offering, business acquisition or strategic transaction. In addition, no anti-dilution adjustments will be made to the extent they would increase the total shares issuable under the note and warrants above a specified level.

Investment banking services for the transaction were provided to the Company by The Shemano Group, Inc., headquartered in San Francisco, California, which received a 7% fee and five-year warrants to purchase up to 43,700 shares of the Company's common stock at $6.00 per share.



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NGAS Resources is a natural resources company focused on natural gas development drilling and reserve growth. The Company changed its name from Daugherty Resources in June 2004. Based in Lexington, Kentucky, the Company specializes in developing geological prospects concentrated in the Appalachian Basin. Information about the Company can be accessed on its website at www.ngas.com.

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This release includes forward-looking statements within the meaning of Section
21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund ongoing drilling initiatives and the ability of the company to implement its business strategy. These and other risks are described in the company's periodic reports filed with the United States Securities and Exchange Commission.







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